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                                                                       EXHIBIT 5

                        [NORAM ENERGY CORP. LETTERHEAD]

                                August 15, 1994

NorAm Energy Corp.
1600 Smith Street
Houston, Texas 77002

Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 5,000,000 shares of Common Stock, $0.625 par value per share (the "Common Stock"), of NorAm Energy Corp. (the "Company") on a Registration Statement on Form S-3 (the "Registration Statement"), which Common Stock may be offered from time to time, I, as General Counsel for the Company have examined such corporate records, certificates and other documents and have reviewed such questions of law as I have considered necessary or appropriate for purposes of the opinion expressed below.

     Based on such examination and review, I hereby advise you that, in my opinion:

          When (i) the Registration Statement has become effective under the Act, and (ii) the Common Stock to be offered has been duly issued and sold, the Common Stock will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the act.

                                            Very truly yours,

                                                /s/  HUBERT GENTRY, JR.
                                                     Hubert Gentry, Jr.
                                                   Senior Vice President,
                                               General Counsel and Secretary